EXHIBIT 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION
                        INDUSTRIAL MINERALS INCORPORATED
                                       And
                                PNW CAPITAL, INC.

         This Agreement ("Agreement"), is entered into as of January 31, 2002, by and between Industrial Minerals Incorporated ("Industrial"), a Nevada corporation, PNW Capital, Inc. ("PNW"), a Delaware corporation, and certain shareholders of Industrial ("Industrial Shareholders").

                                    RECITALS

         WHEREAS, Industrial and PNW are corporations duly organized under the laws of the States of Nevada and Delaware, respectively; and

         WHEREAS, the Industrial Shareholders are the owners of at least 90% of the issued and outstanding common stock of Industrial (31,500,000 shares); and

         WHEREAS, it is the intention that all of the issued and outstanding shares of Industrial shall be acquired by PNW in exchange solely for PNW's voting stock;

         WHEREAS, Industrial shareholders agree to exchange issued and outstanding stock to PNW to accomplish a tax free reorganization pursuant to
Section 368 of the Internal Revenue Code; and

         WHEREAS, PNW and the Industrial Shareholders agree that 90% of the common shares issued and outstanding of Industrial shall be exchanged with PNW for 31,500,000 shares of the common stock of PNW. (The pro rata number of PNW shares, shall be delivered to the Industrial Shareholders in exchange for their Industrial shares as hereinafter set forth);

         NOW, THEREFORE, for good and sufficient consideration, it is agreed among the parties as follows:

                                    ARTICLE I

                                The Consideration

1.1 Subject to the conditions set forth herein on the "Effective Date" (as herein defined), Industrial Shareholders shall exchange 90% of the outstanding shares of Industrial for 31,500,000 shares of common PNW common stock. The parties contemplate that closing will occur within 20 days.
1.1 Upon closing, Industrial Shareholders shall receive pro rata shares of $.0001 par value voting common stock of PNW on a one share for one share basis

1.2 If this Agreement is duly adopted by the holders of the requisite number of shares of Industrial, in accordance with the applicable laws and subject to the other provisions hereof, such documents as may be required by law to accomplish the Agreement shall be filed as required by law to effectuate same, and it shall become effective


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                                   ARTICLE II

                         Issuance and Exchange of Shares

2.1 The shares of $.0001 par value common stock of PNW shall be issued by it to Industrial Shareholders at closing. PNW shall undertake all necessary arrangements to issue the requisite number of shares called to by this Agreement and shall make all necessary arrangements with its transfer agent to complete the exchange of the shares contemplated herein.

2.2 PNW represents that no outstanding options or warrants for its unissued shares exist.

2.3 The stock transfer books of Industrial shall be closed on February 8, 2002, and thereafter no transfers of the stock of Industrial shall be made. Industrial shall appoint Heritage Transfer Agent. as exchange agent ("Exchange Agent"), to accept surrender of the certificates representing the common shares of Industrial, and to cancel the same upon confirmation of the issuance and delivery of PNW shares to Industrial Shareholders.

2.4 No fractional shares of PNW stock shall be issued as a result of the Agreement. Shares shall be rounded to nearest whole share.

2.5 Each holder of a certificate or certificates representing common shares of Industrial, upon presentation and surrender of such certificate or certificates to the Exchange Agent, shall be entitled to receive the consideration set forth herein. Upon such presentation, surrender, and exchange as provided in this
Section 2.5, certificates representing shares of Industrial previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Industrial shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.2 of this Agreement. If the certificates representing shares of Industrial have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

                                   ARTICLE III

                           Representations, Warranties
                           And Covenants of Industrial

         No representations or warranties are made by any director, officer, employee or shareholder of Industrial, as individuals, except as and to the extent stated in this Agreement. Industrial hereby represents, warrants and covenants to PNW as follows:


3.1 Industrial is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate powe and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of Industrial are complete and accurate.

3.2 The aggregate number of shares which Industrial is authorized to issue is 100 millionshares of common stock with no par value.

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3.3 Industrial has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Industrial will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Industrial.

3.5 The execution, delivery and performance of this Agreement has been duly authorized and approved by Industrial's Board of Directors and Industrial has received unanimous Shareholder approval for this Agreement.

3.6 There are no legal proceedings or regulatory proceedings pending involving material claims, or to the knowledge of the officers of Industrial, threatened against Industrial or affecting any of its assets or properties, and Industrial is not in any material breach or violation of or default under any contract or instrument to which Industrial is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by Industrial under any contract or other instrument to which Industrial is a party or by which it or any of its properties may be bound or affected, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to Industrial.

3.7 Industrial has no employee benefit plan, including non-qualified stock awards, options, and consulting fees for independent contractors.

3.8 No representation or warranty by Industrial in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.


3.9      Industrial Assets.
         -----------------
            (A) Industrial is the "lessee" of lease number 364704 consisting of the following:

         All those parcels or tracts of land and land under water in the Township of Head, Clara and Maria, in the County of Renfrew and Province of Ontario, containing by admeasurement 564.569 hectares, be the same more or less, composed of those parts of lots 21, 22, 23, 24 and 25, Concessions IV and V, and part of the bed of Mag Lake and the bed of the unnamed lake, and lots 23, 24 and 25 and the north half of lots 21 and 22, Concession III as shown on the plan of the geographic Township of Maria, designated as parts 1, 2, 3 and 5 on a plan and a field notes deposited in the Land Registry Office at Pembroke as Plan 49R-11203, comprising mining claims EO 608306, EO 608346, EO 608347, EO 608374, EO 608348, EO 608373, EO 608349, EO 608372, EO 608369, SO
         998760, SO 1084577, EO 800884, EO 800880, EO 800881, EO 608350, EO
         608371, EO 608367, EO 608370, EO 608376, EO 608368, EO 608302, SO
         1117797, SO 998754, SO 1117798, SO 998755, SO 1117799, SO 998756 and SO
         998757.

         (B) Industrial further covenants and warrants that equipment associated with production of the described lease number 364704 in (A) above is included in this agreement.


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3.10
     a. Liens. No one other than Industrial has any right, title, interest, lien, claim, security interest, restriction or encumbrance in, on or to Industrial's assets except as otherwise disclosed in filings with appropriate governmental agencies reflecting security interests.

     b. Material Contracts. Industrial does not have any material obligations, contracts, agreements, leases, subleases, commitments or understanding of any kind, nature or description, oral or written, fixed or contingent due or to become due, existing or inchoate. Except as otherwise disclosed.

     c. No Undisclosed Liabilities. Industrial does not have any material liabilities or obligations, including, without limitation, contingent liabilities for the performance of any obligation which have not been disclosed.

                                   ARTICLE IV
                Representations, Warranties and Covenants of PNW

         No representations or warranties are made by any director, officer, employee or shareholder of PNW as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         PNW hereby represents, warrants and covenants to Industrial, as follows:

4.1 PNW is a corporation duly organized, validly existing and will be in good standing under the laws of the State of Delaware at closing, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of PNW, copies of which have been delivered to Industrial, are complete and accurate.

4.2 The aggregate number of shares which PNW is authorized to issue is 100,000,000 shares of common stock with a par value of $.0001 per share, of which 1,000,000 shares are issued and outstanding. Upon Shareholder approval PNW will cause 31,500,000 shares to be issued to the Industrial Shareholders pursuant to the terms of this Agreement.

4.3 PNW has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by PNW will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of PNW.


4.5 The execution of this Agreement has been duly authorized and approved by PNW's Board of Directors.

4.6 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of PNW, threatened against PNW, or affecting any of its assets, or properties, and PNW is not in any material breach or violation of or default under any contract or other instrument to which PNW is a party, and no event has occurred, which with the lapse of time or action by a third party could result in a material breach or violation of, or default by PNW under any contract or other instrument to which PNW is party or by which it or any of its properties may be bound or affected, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to PNW.
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4.7 Pnw debt is less than $40,000 USD.


4.8 All liabilities to PNW have been properly provided for and are adequate to comply with all regulatory requirements regarding the same.

                                    ARTICLE V

                                     Closing

5.1 The parties contemplate that closing will occur on or before February 20, 2002. The closing shall be considered complete upon (1) the surrender of all of the outstanding shares of Industrial stock to the Exchange Agent; (2) the issuance, transfer and delivery of PNW stock certificates to the Exchange Agent; and (3) the cancellation of Industrial stock by the Exchange Agent and delivery of the cancelled Industrial stock.

5.2 The cancellation of Industrial stock shall be accomplished by the Exchange Agent writing cancelled across the face of each of the Industrial stock certificates and surrendering them to PNW.

5.3 The parties agree that the Exchange Agent shall have authority to deal directly with PNW's transfer agent and to distribute PNW stock to the Industrial Shareholders as contemplated herein.

                                   ARTICLE VI

                            Miscellaneous Provisions

6.1 Fax Signatures. The parties agree that signatures, which are transmitted by facsimile, shall be valid and effective as though original signatures to this Agreement.

6.2 Each of the signatures to this Agreement hereby warrants and represents that to the extent he is signing this Agreement in any representative capacity, that he is fully authorized to sign such Agreement in such capacity.

6.3 This Agreement constitutes the sole and entire agreement and understanding of the parties with respect to the subject matter hereof. Any and all discussions, negotiations, commitments, and understandings, whether oral or otherwise, relating to the subject matter of this Agreement, are merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement, have been made or relied upon by any party.


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6.4 This Agreement  shall be  interpreted  under and governed by the laws of the
State of Colorado.

6.5 Further Documentation. The parties agree to execute any documents necessary to comply with the provisions of this Agreement.

6.6 Execution In Counterparts. This Agreement may be executed in counterparts all of which shall be deemed an original under the Federal Rules of Evidence, provided, however, that to be effective, this Agreement must be executed by all of the parties.

         Date and sign the date first above written.

                              PNW CAPITAL, INC.


                          By: /s/ Dan Silva
                              Dan Silva, President

                         INDUSTRIAL MINERALS CORPORATION


                                      By: __________________________________
                                          ___________________, President


                                      By: ___________________________________
                                          ____________________, Shareholder


                                      By: ___________________________________
                                          ____________________, Shareholder


                                      By: ___________________________________
                                          ____________________, Shareholder


                                      By: __________________________________
                                          _____________________Shareholder

                                      By: __________________________________
                                          ____________________, Shareholder